Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-36896, No. 333-72629, and No. 333-61991) of AG&E Holdings Inc. of our report dated March 21, 2016 relating to the financial statements of Advance Gaming Associates LLC, which appears in this Current Report on Form 8-K/A of AG&E Holdings Inc.

/s/ Portock, Bye, Weiss & Co., LLC

Northfield, New Jersey

February 15, 2017